Exhibit 99.1

181 W. Huntington Drive, Suite 202, Monrovia, CA 91016
Telephone (626) 357-9983 • Fax (626) 359-9628
www.avinc.com • NASDAQ: AVAV PRESS RELEASE

AeroVironment, Inc. Announces Fiscal 2009 Fourth Quarter and Fiscal Year End Results

MONROVIA, CA, June 23, 2009 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its fourth quarter and fiscal year ending April 30, 2009.

“We completed fiscal 2009 with record quarterly revenue, achieving 15% year over year revenue growth, 13% operating margin, and record cash and investments. This performance reflects strength in our customers’ continued demand for our market-leading solutions and our team’s sustained execution,” said Tim Conver, chairman and chief executive officer of AV. “Our development programs, Global Observer, Switchblade, Digital Data Link, and electric vehicle solutions, all moved forward in meaningful ways, positioning us well for delivering more, important solutions to our customers and for long term growth. We, like others, were affected by the global economic downturn. However, the U.S. government’s recent commitments to increase the emphasis on soldier systems and intelligence, surveillance and reconnaissance within the Department of Defense, and electric vehicle infrastructure throughout the country, are positive indications of growing opportunities for the innovative solutions we now provide and are developing in both our segments.”

Fourth Quarter Highlights:	Full Fiscal Year Highlights:

• Revenue of $76.0 million	• Revenue of $247.7 million

• Operating margin of 12%	• Operating margin of 13%

• Earnings per diluted share of $0.27	• Earnings per diluted share of $1.11

• Quarter over quarter revenue growth of 18%	• Year over year revenue growth of 15%

FISCAL 2009 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2009 was $76.0 million, up 18% over fourth quarter fiscal 2008 revenue of $64.3 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $9.4 million and Efficient Energy Systems (EES) segment of $2.3 million.

Income from operations for the fourth quarter of fiscal 2009 was $9.0 million, down 2% from fourth quarter fiscal 2008 income from operations of $9.1 million. The decrease in income from operations was caused by higher research and development (R&D) expense of $2.3 million and higher selling, general and administrative (SG&A) expense of $1.2 million, partially offset by higher gross margin of $3.4 million.

Net income for the fourth quarter of fiscal 2009 was $5.8 million, down 9% from fourth quarter fiscal 2008 net income of $6.4 million.

Earnings per diluted share for the fourth quarter of fiscal 2009 was $0.27, down from fourth quarter fiscal 2008 earnings per diluted share of $0.30.

FISCAL 2009 FULL YEAR RESULTS

Revenue for the fiscal year 2009 was $247.7 million, up 15% over the fiscal year 2008 revenue of $215.7 million. The increase in revenue resulted from increased sales in our UAS segment of $24.8 million and EES segment of $7.2 million.

Income from operations for the fiscal year 2009 was $32.6 million, up 14% from the fiscal year 2008 income from operations of $28.4 million. The increase in income from operations was caused by increased gross margin of $10.1 million, partially offset by higher R&D expense of $5.3 million and by higher SG&A expense of $0.6 million.

Net income for fiscal year 2009 was $24.2 million, up 13% from fiscal year 2008 net income of $21.4 million.

Earnings per diluted share for fiscal year 2009 was $1.11, up 11% from fiscal 2008 earnings per diluted share of $1.00.

BACKLOG

As of April 30, 2009, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $114.8 million compared to $82.0 million as of April 30, 2008.

FISCAL 2010 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2010, the Company expects revenue growth of 18% to 22% over fiscal year 2009 and operating income margin of 12% to 14%. The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 23, 2009, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

Investors may dial into the call at (877) 719-9799 (U.S.) or (719) 325-4821 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Tuesday, June 23 at approximately 4:30 p.m. Pacific Time through Tuesday, June 30 at 9:00 p.m. Pacific Time.  Dial (888) 203-1112 and enter the passcode 9591404.  International callers should dial (719) 457-0820 and enter the same passcode number to access the digital replay.

ABOUT AEROVIRONMENT, INC. (AV)

Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  Agencies of the U.S. Department of Defense and allied military services use the company’s hand-launched UAS to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance, and target acquisition.  Commercial and government entities use AV’s clean transportation solutions such as electric vehicle test systems and electric vehicle fast charge systems, as well as its clean energy solutions.  More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2009	2008	2009	2008

Revenue:
Product sales	$43,427	$39,401	$136,173	$123,074
Contract services	32,618	24,905	111,489	92,672
	76,045	64,306	247,662	215,746
Cost of sales:
Product sales	26,942	24,937	82,427	73,424
Contract services	22,753	16,419	76,638	63,775
	49,695	41,356	159,065	137,199
Gross margin	26,350	22,950	88,597	78,547
Selling, general and administrative	10,346	9,147	34,246	33,662
Research and development	7,017	4,675	21,798	16,441
Income from operations	8,987	9,128	32,553	28,444
Other income (expense):
Interest income	137	662	1,244	3,796
Interest expense	—	—	—	(1)
Income before income taxes	9,124	9,790	33,797	32,239
Provision for income taxes	3,288	3,377	9,552	10,853
Net income	$5,836	$6,413	$24,245	$21,386
Earnings per share data:
Basic	$0.27	$0.32	$1.15	$1.08
Diluted	$0.27	$0.30	$1.11	$1.00
Weighted average shares outstanding:
Basic	21,291,239	20,331,877	21,023,590	19,766,881
Diluted	21,858,097	21,558,363	21,775,727	21,372,405

AeroVironment, Inc.

Selected Consolidated Balance Sheet Information

(In thousands except share data)

	April 30, 2009	April 30, 2008

Cash and cash equivalents	$116,501	$105,064
Investments	28,679	13,375
Accounts receivable, net	42,551	29,788
Unbilled receivables and retentions	20,070	20,590
Inventories, net	11,602	15,923
Total assets	253,181	205,211
Stockholders’ equity	207,427	169,740
Shares issued and outstanding	21,470,481	20,614,044

Reportable Segment Results are as Follows

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2009	2008	2009	2008
		(Restated)		(Restated)
Revenue:
UAS	$65,438	$55,976	$211,364	$186,615
EES	10,607	8,330	36,298	29,131
Total	76,045	64,306	247,662	215,746
Gross margin:
UAS	20,918	20,108	70,968	68,598
EES	5,432	2,842	17,629	9,949
Total	26,350	22,950	88,597	78,547
Selling, general and administrative	10,346	9,147	34,246	33,662
Research and development	7,017	4,675	21,798	16,441
Income from operations	8,987	9,128	32,553	28,444
Interest income	137	662	1,244	3,795
Income before income taxes	$9,124	$9,790	$33,797	$32,239

Effective May 1, 2008, the Company consolidated the operations of two of its business segments to reflect the change in the management and organizational structure that was implemented on May 1, 2008.  PosiCharge Systems and Energy Technology Center were consolidated into one segment named Efficient Energy Systems.  As required by Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has restated its historical segment information for the twelve months ended April 30, 2008, to be consistent with the current reportable segment structure.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com